Exhibit 10.46

EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”), effective as of the      day of                     , 200   is between Rackspace US, Inc., a Delaware corporation (“the Company”) and                      (“the Employee”).

The Company desires to retain the services of the Employee as a                     . The Employee desires to obtain an employment relationship with the Company.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree as follows:

1.	Position. The Employee shall be employed in the position of commencing on or before , 200 . However, the Company may change this position at any time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in San Antonio, Texas, although some travel may be required of Employee.

2.	Term of Employment. The Employee acknowledges and understands that he or she is employed “at will,” meaning that he or she may be discharged for any reason not otherwise prohibited by law.

3.	Duties. During Employee’s employment with the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him/her by the Company. Employee agrees to serve the Company in the position designated by the Company and to perform diligently and to the best of his/her abilities the duties and services pertaining to such position. In addition to duties assigned him/her by supervisors in the normal course of business, Employee shall at all times have the following duties:

(a)	Duty of Loyalty: Employee acknowledges that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interest of the Company and to do no act that would injure the business, interests, or reputation of the Company.

(b)	Duty to Report: Employee shall make full disclosure to his/her immediate supervisor of all business opportunities pertaining to the business of the Company and should not appropriate for Employee’s own benefit, business opportunities that fall within the scope of the business conducted by the Company.

(c)	Duty to Refrain from Making Derogatory Statements: Employee agrees to refrain from making verbal or written derogatory or disparaging statements about the Company and/or its management. This duty survives the termination of Employee’s employment with the Company. However, this provision in no way prohibits the Employee from reporting to the proper authorities or to the Company

Employee’s Initials	Page 1

management any conduct that the Employee believes is illegal or unethical. Likewise, this provision does not prohibit the Employee from using any internal complaint or “Open Door” policies available at the Company.

5.	Compensation: Employee shall be compensated pursuant to the compensation scheme attached hereto as Exhibit A.

6.	Confidential Information.

(a)	Provision of Confidential Information. On the effective date of this Agreement and during the Initial Term, the Company shall, in order for the Employee to properly and effectively perform his or her job, provide the Employee with confidential business information. The Company promises to continue to provide Employee with such confidential information during the course of the Employee’s employment with the Company.

(b)	Employee to Maintain Confidentiality. The Employee acknowledges that he/she occupies a position of trust and confidence in the Company, and the Employee agrees that he/she will not, without the prior written consent of the Company, disclose or make known to any person or use for his/her own benefit or gain any confidential information of the Company. Confidential information means any information not generally disclosed or known to the trade or public concerning the Company, its business, and its customers. For purposes of this Agreement, confidential information shall include, but is not limited to, the following: (1) all information (whether maintained in the Company’s computer databases, printed reports, paper files, notes, correspondence, rolodexes however kept, personal computers, Blackberries, PDA’s, cell phones, storage media, or any place else) relating to the Company’s customers, including the identity of the Company’s customers, customer personal data information, customer contact information, customer account information and balances; (2) information relating to the Company’s vendors; (3) all information relating to the Company’s pricing, business, marketing, and sales plans, financial statements and forecasts, product plans, and competitive analysis; (4) proprietary software, data center engineering information, and customer configuration architecture and specifications; and (5) any other information that the Company designates as confidential.

(c)	Employee Work Product. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during Employee’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company (or otherwise) that relate to the business, customers, products, or services of the Company are the exclusive property of the Company. Moreover, all documents, data, computer files, correspondence, and notes relating in any way to the Company and/or its customers

Employee’s Initials	Page 2

shall be the sole and exclusive property of the Company. Such information, whether deemed confidential or not, shall not be shared with, or given to, third-parties unless specifically authorized by the Company in writing.

(d)	Assignment of Employee Work Product. In this regard, Employee hereby assigns (and Employee does hereby perpetually and irrevocably assign) to the Company, or its designee, all of Employee’s right, title and interest in and to any to such Inventions, and to applications patent and copyright protection in all countries, and to any and all patent and copyright registrations granted upon such Inventions in all countries. Employee further agrees to perform, during and after employment with the Company, all acts necessary or desirable in the opinion of the Company to permit and assist it (without charge to the Company but at the expense of the Company) in transferring and vesting the full and complete right and title thereto in the Company and evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and Employee’s assignment with respect to such Inventions in any and all countries. Such acts include without limitation execution, acknowledgment and delivery of documents and assistance in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and stead, to execute and file any documents and to do all other lawfully permitted acts to further the above-purposes with the same legal force and effect as if executed by Employee.

(e)	Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to “droit moral” or as “Moral Rights.” To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm such waivers and consents from time to time as requested by the Company.

(f)	Other Inventions. Employee’s assignment of Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and a) which does not relate i) directly to the business of the Company or ii) to the Company’s actual or demonstrably anticipated research or development, or b) which does not result from any work performed by Employee for the Company.

(g)	Confidential Information of Employee’s Previous Employers. Employee is hereby advised and acknowledges that the Company does not desire to receive any confidential information in breach of Employee’s obligation to others and agrees as an Employee of the Company not to disclose to the Company or use in the performance of Employee’s duties for the Company, any confidential information in breach of any obligation to any third party. Employee represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary

Employee’s Initials	Page 3

information acquired by Employee in confidence or in trust prior to employment by the Company. Employee represents that Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith or in conflict with employment with the Company.

(h)	Return of Company Property. Unless directed to do so sooner, Employee shall immediately upon his or her separation from employment return all Company property and information to the Company, including, but not limited to, all information and items described in sub-paragraphs (b) and (c) above.

7.	Non-competition. In consideration of the confidential information provided to the Employee under this Agreement as well as other good and valuable consideration, the parties agree to the following non-competition provisions. During his/her employment and for a period of twelve (12) months following the termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consultant, partner, employee, owner or representative of any person or entity directly or indirectly compete with the business of the Company and its successors and assigns. Specifically, Employee shall not:

(a)	Work, as an employee, contractor, officer, owner, or director, in any business within the State of Texas that provides managed hosting and information technology services similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring or maintenance of computer servers and related devices which are connected to the Internet, (ii) providing network connectivity and bandwidth, (iii) providing managed storage and backup, (iv) hosted email services, and (v) all similar related services, all of the foregoing being defined for the purposes of this Agreement as “Managed Hosting”;

(b)	Return to work for any of the Employee’s previous employers that are in the business of “Managed Hosting”;

(c)	Work, as an employee, contractor, officer, owner, or director, in a business that performs “Managed Hosting” for any customers serviced or managed by Employee while he or she employed by the Company; or

(d)	Induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.

Employee affirms that the geographic boundaries, scope of prohibited competition, and time duration of this Section are reasonable and necessary to maintain the value of the confidential information of the Company and to protect the goodwill and other legitimate business interests of the Company.

Employee’s Initials	Page 4

8.	No Interference with the Company’s Relationships. During his/her employment and for a period of twelve (12) months following the termination of Employee’s employment under this Agreement, Employee shall not, either on Employee’s own behalf or as an agent, consult, partner, employee, owner or representative of any person or entity, directly or indirectly interfere with any of the Company’s relationships with its customers and vendors. Employee shall not induce or encourage, directly or indirectly, any customer, client, or vendor to stop doing business with the Company or in inducing or encouraging the customer to not retain the services of the Company.

9.	Injunctive Relief. Employee acknowledges and agrees that irreparable damages and injury to the Company will result from Employee’s breach of the promises contained in Paragraphs 3, 6, 7, and/or 8. Accordingly, Employee’s breach of Paragraphs 3, 6, 7, and/or 8 shall give the Company the right to obtain a temporary restraining order and preliminary or permanent injunction enjoining Employee from violating this Agreement in order to prevent immediate and irreparable harm to the Company. Additionally, under such circumstances, Employee will reimburse the Company for any and all reasonable attorney fees and costs incurred by the Company in enforcing this Agreement.

10.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. However, the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

11.	Amendments to the Agreement. This Agreement may be amended only in writing by an agreement executed by both parties hereto.

12.	Severability. If a Court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the validity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

13.	Choice of Law. This Agreement shall be governed by the law of the State of Texas.

14.	Arbitration. Excepting the right of the Company to seek such injunctive relief, all claims and matters in question arising out of this Agreement or the relationship between the parties created by this Agreement, whether sounding in contract, tort, a statutory cause of action or otherwise, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. This arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Rules. There shall be one arbitrator. All filing fees and expenses of the arbitrator shall be borne by the Company, except that each party shall be responsible for its own attorney fees, expenses, witness fees, and costs. All proceedings held by the arbitrator shall be in the city where the employee last worked for the Company.

Employee’s Initials	Page 5

15.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements between the parties regarding the subject matters contained herein.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

In witness hereof, the parties hereto have executed this Agreement as of the day and year above written.

EMPLOYEE:

Printed Name:
Date:

RACKSPACE US, INC.

By:
Printed Name:
Title:
Date:

Employee’s Initials	Page 6